As filed with the Securities and Exchange Commission on December 16, 2021

Registration No. 333-255381

Registration No. 333-249414

Registration No. 333-232636

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-255381

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-249414

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-232636

Soliton, Inc.

(Exact name of registrant as specified in its charter)

Delaware	36-4729076
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5304 Ashbrook Drive Houston, Texas	77081
(Address of Principal Executive Offices)	(Zip Code)

Soliton, Inc. 2018 Stock Plan (as amended)

Soliton, Inc. 2012 Long Term Incentive Plan

(Full title of the plans)

Lori Bisson

Chief Financial Officer

5304 Ashbrook Drive

Houston, Texas

(Name and address of agent for service)

(844) 705-4866

(Telephone number, including area code, of agent for service)

with a copy to:

Sophia Hudson, P.C.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Tel: (212) 446-4900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY STATEMENT — DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements of Soliton, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-255381, registering 1,500,000 shares of common stock, par value $0.001 per share (“Common Stock”), of the Company under the Soliton, Inc. 2018 Stock Plan (as amended).

•	Registration Statement No. 333-249414, registering 750,000 shares of Common Stock of the Company under the Soliton, Inc. 2018 Stock Plan (as amended).

•

Registration Statement No. 333-232636, registering 3,415,000 shares of Common Stock of the Company under the Soliton, Inc. 2018 Stock Plan (as amended) and the Soliton, Inc. 2012 Long Term Incentive Plan.

On December 16, 2021 (the “Effective Time”), the Company completed the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 8, 2021, among the Company, AbbVie Inc. (“AbbVie”) and Scout Merger Sub, Inc., a wholly owned subsidiary of AbbVie (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of AbbVie. Upon consummation of the Merger, at the Effective Time, each share of Common Stock of the Company issued and outstanding immediately prior to the Effective Time (other than shares owned by the Company, AbbVie, or Merger Sub (which were cancelled) and shares with respect to which appraisal rights were properly exercised and not withdrawn under Delaware law) was automatically converted into the right to receive $22.60 in cash, without interest.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on December 16, 2021.

SOLITON, INC.

By:	/s/ Robert A. Michael
Name:	Robert A. Michael
Title:	President

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.